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                                                                     EXHIBIT 4.7


           CERTIFICATE OF DESIGNATION, PREFERENCES AND OTHER RIGHTS

                                    OF THE

                       CLASS II SERIES B PREFERRED STOCK

                                      OF

                           PLATINUM TECHNOLOGY, INC.

                       PURSUANT TO SECTION 151(G) OF THE

                       DELAWARE GENERAL CORPORATION LAW


     PLATINUM technology, inc., a corporation and organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that, pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board of Directors") by the Restated Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), and in accordance with Section 151(g) of the Delaware General Corporation Law, the Board of Directors on December 15, 1997, duly adopted the following resolution, which resolution remains in full force and effect as of the date hereof.

     RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors and in accordance with the provisions of the Certificate of Incorporation, as amended, there is hereby created and authorized a series of Class II Preferred Stock, par value $.01 per share ("Preferred Stock") of the Corporation, and the designation and amount thereof and the powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

                           SERIES B PREFERRED STOCK
                           ------------------------

     Section 1. Designation. The series of Preferred Stock hereby created and
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shall be designated and known as "Class II Series B Preferred Stock". The number of shares constituting such  series shall be 1,775,000.

     Section 2. Liquidation Rights. In the event of any voluntary or involuntary
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liquidation, dissolution or winding up of the affairs of the Corporation, the holders of each share of Class II Series B Preferred Stock ("Series B Preferred Stock") shall be entitled to receive, ratably with any distribution of any of the assets or funds of the Corporation to the holders of the common stock, $.01 par value, of the Corporation (Common Stock") and to any other class or series of stock entitled to participate therein (each share of the Series B Preferred Stock being treated as the number of shares of Common Stock into which it could then be converted for such purpose), by reason of their ownership thereof, up to an amount equal to (i) $23.75 per share for each share of Series B Preferred Stock, then held by them, plus (ii) the amount of any declared but unpaid dividends thereon (collectively, the "Liquidation Amount"). The Liquidation Amount shall be subject to appropriate and proportionate adjustment in the event of a stock dividend, stock split, reverse stock split or stock combination of or on the Series B Preferred Stock such that the holders of Series B Preferred Stock shall receive the same aggregate Liquidation Amount as if the liquidation, dissolution or winding up of the Corporation had occurred immediately prior to the stock

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dividend, stock split, reverse stock split or stock combination. Whenever the distribution provide for in this Section 2 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property, as determined in good faith by the Board of Directors.

     Section 3.  Transfer; Conversion.
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     3.1     Transfer of Series B Preferred Stock.  No person or entity holding
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shares of Series B Preferred Stock may transfer, sell, assign, devise or bequeath any of such holder's interest in his or its Series B Preferred Stock, and the Corporation and the transfer agent for the Series B Preferred Stock shall not register the transfer of such shares of Series B Preferred Stock, whether by sale, assignment, gift, devise, bequest, appointment or otherwise, except to a Permitted Transferee (as defined below) of such holder. For purposes of this Section 3, the term "Permitted Transferee" with respect to any holder of Series B Preferred Stock shall mean (i) the Corporation, and (ii) any person or entity that, directly or indirectly, controls, is controlled by, or is under common control with such holder. Notwithstanding the foregoing, the provisions of this Section 3.1 do not prohibit transfers that result in automatic conversion pursuant to Section 3.2.

     3.2     Conversion.
             ----------

     a.      Voluntary Conversion.  At any time and from time to time after the
             --------------------
issuance of the Series B Preferred Stock, any holder of Series B Preferred Stock may convert any or all of the shares of Series B Preferred Stock held by such holder into shares of Common Stock at the then effective conversion ratio. The conversion ratio at which shares of Common Stock shall be deliverable upon conversion (the "Conversion Ratio") shall initially be one-for-one. Such initial Conversion Ratio shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which the Series B Preferred Stock is convertible, as hereinafter provided.

     b.      Automatic Conversion.  Each share of Series B Preferred Stock shall
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automatically be converted into shares of Common Stock at the then effective
Conversion Ratio upon the transfer by any holder of Series B Preferred Stock to a person or entity who is not a Permitted Transferee of such holder.

     c.      Mechanics of Conversion.  No fractional shares of Common Stock
             -----------------------
shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of one share of Common Stock, as determined in good faith by the Board of Directors. Before any holder of Series B Preferred Stock shall be entitled to receive certificates for the shares of Common Stock issued upon conversion, such holder shall surrender the certificate or certificates for such Series B Preferred Stock, duly endorsed, at the principal office of the Corporation and shall state therein his name or the name, or names, of his nominees in which he wishes the certificate or certificates for shares of Common Stock to be issued. No voluntary conversion shall be permitted unless and until the holder shall submit to the Corporation either (i) evidence of compliance with the filing and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act") or (ii) an opinion of the holder's legal counsel that the conversion does not require any filing under the HSR Act, in a form reasonably satisfactory to the Corporation (collectively, the "HSR Provisions"). The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder or such holder's nominee shall be entitled as

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aforesaid, together with cash in lieu of any fraction of a share. Subject to the foregoing, in the case of automatic conversion under Section 3.2b, such conversion shall be deemed to have been made immediately prior to the close of business on the date of such automatic conversion and upon surrender of the certificate representing the Series B Preferred Stock to be converted in the case of a voluntary conversion pursuant to Section 3.2a. above. The person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

     d.      Adjustments to Conversion Ratio.  In the event that the Corporation
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shall issue shares of Common Stock to the holders of Common Stock as a dividend or stock split, or in the event that the Corporation reduces the number of outstanding shares of Common Stock in a reverse stock split or stock combination, then the Conversion Ration shall be adjusted such that the holder of the shares of Series B Preferred Stock shall receive, upon conversion of the Series B Preferred Stock, that number of shares of Common Stock that such holder would have owned following such dividend, stock split, reverse stock split or stock combination if such conversion had occurred immediately prior to the record date for such stock split, stock dividend, reverse stock split or stock combination of the Common Stock, as the case may be. In the event that the Corporation shall issue shares of Series B Preferred Stock to the holders of Series B Preferred Stock as a stock dividend or stock split, or in the event that the Corporation reduces the number of outstanding shares of Series B Preferred Stock in a reverse stock split or stock combination, then the Conversion Ratio shall be adjusted such that the holder of shares of Series B Preferred Stock shall receive, upon conversion of the Series B Preferred Stock, the number of shares of Common Stock that such holder would have owned if such conversion had occurred immediately prior to the record date for such stock split, stock dividend, reverse stock split or stock combination of the Series B Preferred Stock, as the case may be. In the event of a reclassification or other similar transaction as the result of which the shares of Common Stock are converted into another security, then the Conversion Ratio shall be determined such that the holder of the shares of Series B Preferred Stock shall receive, upon conversion of the Series B Preferred Stock, the number of such securities that such holder would have owned following such conversion of the Common Stock into another security if such conversion had occurred immediately prior to the record date of such reclassification or other similar transaction. No adjustments with respect to dividends (other than stock dividends) shall be made upon the conversion of any share of Series B Preferred Stock; provided, however, that if a share of Series B Preferred Stock shall be converted subsequent to the record date for the payment of a dividend (other than a stock dividend) or other distribution on shares of Series B Preferred Stock but prior to such payment, then the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend (other than a stock dividend) or other distribution payable on such share on such date notwithstanding the conversion thereof or the Corporation's default in payment of the dividend (other than a stock dividend) due on such date.

     e.      Common Stock Reserved.  The Corporation shall reserve and keep
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available out of its authorized but not unissued Common Stock such number of shares of Common Stock as shall, from time to time be, sufficient for conversion of the Series B Preferred Stock.

     Section 4.  No Redemption.  The shares of Series B Preferred Stock shall
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not be redeemable. Notwithstanding the foregoing, the Corporation may acquire shares of Series B Preferred Stock in any other manner permitted by law, the Certificate of Incorporation or herein.

     Section 5.  Voting Rights.
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     a.   The holders of shares of Series B Preferred Stock shall have no voting rights except as provided in paragraph b. below, the Certificate of Incorporation or by applicable law.

     b. In addition to any other rights provided by law or in the Certificate of Incorporation, so long as any shares of Series B Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of the Series B Preferred Stock, take any action (including, without limitation, any repeal, amendment or modification to the Certificate of Incorporation or by the By-Laws of the Corporation) which alters or changes any of the rights, privileges and preferences of the Series B Preferred Stock materially and adversely.

     Section 6.  Dividend Rights. In the event any dividend or other
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distribution payable in cash or other property is declared on the Common Stock
(excluding any dividend or other distribution for which adjustment to the Conversion Ratio is provided by Section 3.2d. hereof), each holder of shares of Series B Preferred Stock on the record date for such dividend or distribution shall be entitled to receive on the date of payment or distribution of such dividend or other distribution the same cash or other property which such holder would have received if on such record date such holder was the holder of record of the number (including for purposes of this Section 6 any fraction) of shares of Common Stock into with the shares of Series B Preferred Stock then held by such holder are then convertible.

     IN WITNESS WHEREOF, the corporation has caused this Certificate of Designation, Preferences and Other Rights to be executed by duly authorized officer on the 16th day of December, 1997.

                                             PLATINUM technology, inc.

                                             By /s/ Larry S. Freedman
                                                ----------------------------

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